Exhibit 5.1

707 WILSHIRE BOULEVARD LOS ANGELES CALIFORNIA 90017-3543 TELEPHONE: 213.892.5200 FACSIMILE: 213.892.5454 WWW.MOFO.COM

MORRISON FOERSTER LLP

BEIJING, BERLIN, BRUSSELS, DENVER,

HONG KONG, LONDON, LOS ANGELES,

NEW YORK, NORTHERN VIRGINIA,

PALO ALTO, SACRAMENTO, SAN DIEGO,

SAN FRANCISCO, SHANGHAI, SINGAPORE,

TOKYO, WASHINGTON, D.C.

March 7, 2016

Board of Directors

BBCN Bancorp, Inc.

3731 Wilshire Boulevard, Suite 1000

Los Angeles, California 90010

Ladies and Gentlemen:

We have acted as counsel to BBCN Bancorp, Inc., a Delaware corporation (the “Company”) in connection with the Company’s Registration Statement on Form S-4 (the “Registration Statement”) (File No. 333-******) filed by the Company with the Securities and Exchange Commission (the “Commission”), with respect to the merger (the “Merger”) of Wilshire Bancorp, Inc., a California corporation (“Wilshire”) with and into the Company, in accordance with the terms and conditions of the Agreement and Plan of Merger, dated as of December 7, 2015, by and between the Company and Wilshire (the “Merger Agreement”), for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), such number of shares of the common stock, par value $0.001 per share, of the Company (the “Common Stock”), issuable to former Wilshire shareholders upon consummation of the Merger to the extent necessary to comply with the terms of the Merger and the Merger Agreement (the “Shares”). This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined the originals, or photostatic or certified copies, of the Merger Agreement, the Registration Statement, board resolutions, such other records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

We express no opinion as to matters governed by any laws other than the General Corporation Law of the State of Delaware in effect on the date hereof.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered by the Company pursuant to the terms of the Merger Agreement and the Registration Statement and in accordance with the resolutions adopted by the board of directors of the Company, will be legally issued, fully paid and non-assessable.

BBCN Bancorp, Inc.

March 7, 2016

Page Two

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and any amendments thereto and to the reference to our firm under the caption “Legal Matters” in the joint proxy statement/prospectus included therein. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Morrison & Foerster LLP